UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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SYNNEX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNNEX CORPORATION
44201 Nobel Drive
Fremont, California 94538
(510) 656-3333
February 23, 2012
Dear Stockholder:
You are cordially invited to attend our 2012 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on March 20, 2012, at our offices at 44201 Nobel Drive, Fremont, California 94538.
The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.
Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.
The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.
Sincerely,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation
_______________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 20, 2012
________________________________________
To our Stockholders:
SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on March 20, 2012, at our offices at 44201 Nobel Drive, Fremont, California 94538.
We are holding this Annual Meeting of Stockholders:

•	to elect eleven directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to approve an amendment to our Executive Profit Sharing Plan for Section 16(b) Officers;

•	to hold an advisory vote to approve our Executive Compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.
Only stockholders of record at the close of business on February 8, 2012 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.
It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed envelope. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.
By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary
Fremont, California
February 23, 2012
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on March 20, 2012.
Our Proxy Statement for our 2012 Annual Meeting of Stockholders, along with the proxy card, our Annual Report on Form 10-K for the fiscal year ended November 30, 2011 and Letter to Stockholders, dated February 23, 2012 are available at www.proxyease.com/synnex/2012.

SYNNEX CORPORATION
________________________________________
PROXY STATEMENT
________________________________________
INFORMATION CONCERNING VOTING AND SOLICITATION
This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2012 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on March 20, 2012. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 23, 2012.
Appointment of Proxy Holders
Your Board of Directors asks you to appoint Kevin Murai, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board of Directors.
Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board of Directors at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on February 8, 2012, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on February 8, 2012, we had 37,061,890 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of February 8, 2012. There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. Your Board of Directors recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.
Voting by Telephone and Internet. Depending upon your bank or broker, you may vote by telephone and Internet. Your bank or broker can provide further instructions.
Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual

Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.
If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of the amendment to our Executive Profit Sharing Plan for Section 16(b) Officers, FOR the approval of our executive compensation and FOR the ratification of the appointment of independent registered public accountants.
Revocation of Proxies
Stockholders can revoke their proxies at any time before they are exercised in any of three ways:
•by voting in person at the Annual Meeting;
•by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or
•by submitting another properly executed proxy of a later date prior to the Annual Meeting.
Required Vote
Directors are elected by a plurality vote, which means that the eleven nominees receiving the most affirmative votes will be elected. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
A quorum, which is a majority of the outstanding shares as of February 8, 2012, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.
Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.
Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.
Solicitation of Proxies
We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Important
Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS
Directors and Nominees
Our Bylaws currently provide that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors or stockholders. We currently have authorized eleven directors. At the Annual Meeting, eleven persons will be elected as members of your Board of Directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the eleven persons listed below for election at the Annual Meeting. Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on your Board of Directors must be independent directors. Your Board of Directors has determined that Messrs. Breidenbach, Lee, Quesnel, Steffensen, Van Horne, Wurster, and Zitzner and Ms. Zulberti have no material relationship with us and that each of these directors is an independent director. All of the nominees, except Messrs. Lee, Polk and Wurster who were elected in February 2012 by the Board of Directors, were elected at SYNNEX Annual Meeting held on March 21, 2011. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the eleven nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.
General
Certain information with respect to each nominee appears on the following pages, including age, position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of February 23, 2012.

Name	Age	Position
Dwight Steffensen	68	Chairman of the Board
Kevin Murai	48	President, Chief Executive Officer and Director
Fred Breidenbach	65	Director
Hau Lee	59	Director
Matthew Miau	65	Chairman Emeritus
Dennis Polk	45	Chief Operating Officer and Director
Gregory Quesnel	63	Director
James Van Horne	76	Director
Thomas Wurster	59	Director
Duane Zitzner	64	Director
Andrea Zulberti	60	Director

Business Experience of Nominees
Dwight Steffensen has served as a member of our Board of Directors since February 2002 and as Chairman of the Board since June 2010. He also served as Lead Director from March 2006 to June 2010. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors and an Audit Committee financial expert, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Steffensen’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until Robert Huang’s retirement in December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., most recently as President, Chief Operating Officer and a member of the Board of Directors. During his nineteen-year tenure at Ingram Micro, Mr. Murai served in several executive management positions. Currently, he serves on the Board of Directors for the Global Technology Distribution Council, and also serves on the Dean’s Advisory Council of the University of Waterloo. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As a former executive officer and member of the Board of Directors of Ingram Micro, one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to our Board of Directors. We believe it is also important that the Chief Executive Officer serve on the Board of Directors. In addition, we believe that Mr. Murai’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Fred Breidenbach has served as a member of our Board of Directors since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, GE related corporate discipline, Asia Pacific knowledge, technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Breidenbach’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Hau Lee has served as a member of our Board of Directors since February 2012. Mr. Lee is the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University. He is the founding and current Director of the Stanford Global Supply Chain Management Forum, an industry-academic consortium to advance the theory and practice of global supply chain management and is also the Director of the Stanford Institute for Innovations in Developing Economies, a new institute created to use entrepreneurship and innovations to alleviate poverty. Mr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc. Mr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Mr. Lee contributes his leadership skills, supply chain and technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Lee’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Matthew Miau has served as a member of our Board of Directors since 1992 and as a non-executive employee since 2001. In connection with Mr. Huang’s retirement and election as Chairman of the Board, Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. Mr. Miau is the Chairman of the Board of Directors of MiTAC International Corporation, Synnex Technology International Corp., UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of MiTAC Incorporated, Getac Technology Corp., the Institute for Information Industry in Taiwan and the Supervisory Board of Linde AG in Germany. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC International Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Miau’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Dennis Polk has served as a member of our Board of Directors since February 2012. Mr. Polk originally joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. At Terreno, Mr. Polk serves on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Before joining SYNNEX, Mr. Polk was Vice President of Finance at DoveBid Inc., a capital asset disposition services firm. Prior to Dovebid, Mr. Polk served at Savoir Technology Group, Inc., a computer systems distributor and contract manufacturer, where he was the Senior Vice President and Chief Financial Officer and at Grant Thornton LLP, where he was an Audit Manager. A graduate of Santa Clara University, Mr. Polk received his Bachelor's Degree in Accounting and is a Certified Public Accountant. As a current executive officer of SYNNEX and prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Polk’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Gregory Quesnel has served as a member of our Board of Directors since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch Mr. Quesnel serves on the Compensation Committee, the Audit Committee and the Nominating Committee. Mr. Quesnel is a member of the Audit Committee for Ross Stores. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Quesnel’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
James Van Horne has served as a member of our Board of Directors since September 2005. Mr. Van Horne joined the Stanford University Graduate School of Business faculty in 1965 after earning a doctorate degree from Northwestern University. He presently is the A.P. Giannini Professor of Finance Emeritus Stanford. He served as the Director of the MBA Program at Stanford University from 1970 to 1973 and then served as Associate Dean for Academic Affairs from 1973 to 1975 and 1976 to 1980. From July 1985 to April 2011, he was a member of the Board of Directors of Montgomery Street Income Securities, Inc. As the A.P. Giannini Professor of Finance Emeritus Stanford and an Audit Committee financial expert, we believe that Mr. Van Horne contributes his leadership skills, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Van Horne’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Thomas Wurster has served as a member of our Board of Directors since February 2012. Mr. Wurster is a Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he leads the West Coast. In addition, he serves as a member of BCG's Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In the past, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is also Adjunct Professor of Strategy and Organization at the Yale School of Management. He has more than thirty years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (1999) on how digital technologies change business strategy. Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University. We believe that Mr. Wurster contributes his leadership skills and corporate and business unit strategy development, organization design, merger integration planning and implementation, marketing and sales, operations, and IT distribution background and experience to our Board of Directors. In addition, we believe that Mr. Wurster’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Duane Zitzner has served as a member of our Board of Directors since May 2007. Mr. Zitzner has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin – Madison and did advanced studies in Computer Science at the University of Minnesota – Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Zitzner’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Andrea Zulberti has served as a member of our Board of Directors since September 2010. Ms. Zulberti is retired from Barclays Global Investors (now Blackrock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief Financial Officer, Head of Global Risk Management and Head of Global Operations. From April 2005 to June 2011, Ms. Zulberti served on the Board of Trustees of ProLogis, a NYSE-traded REIT. During her tenure at ProLogis, she was a member of ProLogis’ Audit Committee and Finance and Investment Committee and chaired its Management Development and Compensation Committee. Prior to Barclays Global Investors, Ms. Zulberti’s earlier business roles included co-founding a real estate syndication firm and financial management experience in various industries, including transportation and marketing consultancy. Ms. Zulberti was graduated with honors with a Bachelor of Science degree in Business Administration from California State University at Hayward (now California State University East Bay). Ms. Zulberti is a certified public accountant (inactive) and a member of the California Society of Certified Public Accountants. As a former executive officer of Barclays Global Investors and former member of the Board of Trustees, Audit Committee and Finance and Investment Committee of ProLogis, we believe that Ms. Zulberti contributes her leadership skills, finance, background, and business experience to our Board of Directors. In addition, we believe that Ms. Zulberti’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
There are no family relationships among any of our directors or executive officers.
Vote Required
The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.
Your Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of SYNNEX.

Organization of the Board of Directors
The Board of Directors held 10 meetings during the fiscal year ended November 30, 2011. Each director, except Messrs. Lee, Polk and Wurster who were elected to your Board of Directors in February 2012, attended at least 75% of the total regularly scheduled and special meetings held by your Board of Directors and each director attended 100% of the total regularly scheduled and special meetings held by the committees on which such director served during his tenure in the fiscal year ended November 30, 2011. Our non-management directors of the Board of Directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board or the Lead Director, as applicable, presides over each such Executive Session. Currently, Mr. Steffensen is an independent, non-executive Chairman of the Board, so the position of Lead Director remains vacant. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, the 2011 Annual Meeting of Stockholders was attended by all directors on the Board of Directors at the time of the meeting.
The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee must meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by your Board of Directors and meets the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of the Audit Committee. The Board of Directors has approved a charter for each of these committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethics, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available, on or through, our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.

Audit Committee
Number of Members:	3
Members:	Gregory Quesnel, Chairman and Audit Committee Financial Expert
James Van Horne, Audit Committee Financial Expert
Andrea Zulberti, Audit Committee Financial Expert
Number of Meetings in fiscal year ended November 30, 2011:	9
Functions:
The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit Committee meets regularly with our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Associate Vice President of Internal Audit, independent auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit Committee meets regularly in separate executive session with the Associate Vice President of Internal Audit and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee
Number of Members:	4
Members:	Fred Breidenbach, Chairman
James Van Horne
Duane Zitzner
Andrea Zulberti
Number of Meetings in fiscal year ended November 30, 2011:	9
Functions:
The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long term bonus plans. The Compensation Committee also reviews, determines and approves bonuses for our officers and other employees. In addition, the Compensation Committee reviews, administers and approves equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

Nominating and Corporate Governance Committee
Number of Members:	3
Members:	Fred Breidenbach
Gregory Quesnel
Duane Zitzner, Chairman
Number of Meetings in fiscal year ended November 30, 2011:	7

Functions:
The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size, director qualifications, and composition of the Board of Directors, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.
The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Committee
Number of Members:	5
Members:	Matthew Miau
Kevin Murai, Chairman
Gregory Quesnel
Dwight Steffensen
Duane Zitzner
Number of Meetings in fiscal year ended November 30, 2011:	None
Functions:
The Executive Committee is responsible for performing the functions of the Board of Directors when there is a critical need for prompt review and action of the Board of Directors and it is not practical to arrange a meeting of the Board of Directors within the time reasonably available and representing the full Board of Directors between regularly scheduled meetings and other matters that the Board of Directors may delegate to the Executive Committee from time to time.

The Board of Directors’ Role in Risk Oversight
Our Board of Directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.
Our Board of Directors believes that the current leadership structure best facilitates this oversight of risk by combining independent leadership, through an independent Chairman of the Board, independent board committees, and majority independent board composition, with an experienced Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our company uniquely positions him to promptly identify and raise key business risks to our Board, call special meetings of our Board when necessary to address critical issues, and focus our Board’s attention on areas of concern. The Chairman of the Board, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. Our Board of Directors believes there is a well-functioning and effective balance between the Chairman of the Board, non-executive board members and the Chief Executive Officer, which enhances risk oversight.

In addition, while we retain an independent Chairman of the Board, our Board of Directors believes that the Chairman of Board should not serve on the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. As such, our current Chairman of the Board, Mr. Steffensen, has not served on any of the independent committees since our 2011 Annual Meeting of Stockholders.
Our Board of Directors exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, our Board of Directors and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at our Board’s quarterly meetings, and more often as needed. On at least an annual basis, our Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal and regulatory matters. On a regular basis between Board meetings, our Chief Executive Officer provides written reports to our Board on the critical issues we face and recent developments in each of our principal operating areas. These reports include a discussion of business risks as well as a discussion regarding enterprise risk.
Director Nominations
The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.
The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.
Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose term expires at the Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board of Directors membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board of Directors members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify SYNNEX’ Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.
In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SYNNEX’ Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day SYNNEX mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.
Communications with the Board of Directors
The Board of Directors has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with your Board of Directors as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder or other interested person of SYNNEX. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.
Directors’ Compensation Table
The following tables set forth the compensation amounts paid to each non-executive director for their service in fiscal year ended November 30, 2011, other than Messrs. Lee and Wurster who were elected to your Board of Directors in February 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Nonqualified Deferred Compensation	Total ($)
Fred Breidenbach	82,500	91,911	2,987	-	177,398
Matthew Miau	27,000	91,911	2,987	23,000	144,898
Gregory Quesnel	84,000	91,911	-	-	175,911
Dwight Steffensen	132,000	91,911	2,987	-	226,898
James Van Horne	76,000	91,911	-	-	167,911
Duane Zitzner	80,000	91,911	-	-	171,911
Andrea Zulberti	77,000	109,303	37,512	-	223,815
__________

(1)
Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Accounting Standards Codification 718, “Compensation—Stock Compensation,” (ASC 718) for the fiscal year ended November 30, 2011 rather than the amounts realized by the named individuals. See Note 4 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2011. The grant date fair value of the stock awards granted to each non-executive director during fiscal year ended November 30, 2011 was $32.35.

(2)	The table below sets forth the aggregate number of stock awards and option awards held by our non-executive directors as of November 30, 2011.

Name	Stock Awards	Option Awards
Fred Breidenbach	695	40,000
Matthew Miau	695	210,000
Gregory Quesnel	695	25,000
Dwight Steffensen	695	20,000
James Van Horne	695	12,000
Duane Zitzner	695	10,000
Andrea Zulberti	695	10,000
Narrative to Directors’ Compensation Table
For the fiscal year ended November 30, 2011, each non-executive director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board of Directors attended regardless of form of attendance, $2,000 for each committee meeting attended in-person, and $1,000 for each committee meeting attended by telephone, video or other non-in-person attendance. The committee chair for the Compensation Committee and the Nominating and Corporate Governance Committee received an annual retainer fee of $7,500 and $5,000, respectively. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, if the Lead Director position were filled, then he or she would have received an annual cash retainer fee of $30,000. The Chairman of the Board of Directors received an annual cash retainer fee of $100,000. Non-executive directors are expected to receive the same compensation during the fiscal year ending November 30, 2012. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.
Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted stock awards, under our Amended and Restated 2003 Stock Incentive Plan (2003 Stock Incentive Plan). Upon first election, each non-employee director is awarded the equivalent value of $90,000 of restricted stock (Initial Restricted Stock Award) and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board of the Directors. One quarter of the Initial Restricted Stock Award will vest on the last day of each quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason. The options have an exercise price equal to the fair market value of our common stock on the grant date, and have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options vest over three years, of which 33.3% of the shares vest upon the first anniversary of the vesting start date and the remaining shares vest monthly thereafter over the remaining two-year period.
Prior to March 21, 2011, following each Annual Meeting of Stockholders, each of our continuing non-executive directors was awarded 2,000 shares of restricted stock (Annual Restricted Stock Award) under our 2003 Stock Incentive Plan, provided such individual had served on the Board of Directors for at least six months. One quarter of the Annual Restricted Stock Award vested on the last day of each quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason. After March 21, 2011, following each Annual Meeting of Stockholders, each of our continuing non-executive directors will be awarded the equivalent value of $90,000 of restricted stock (Annual Value Restricted Stock Award) under our 2003 Stock Incentive Plan, provided such individual has served on the Board of Directors for at least six months. One quarter of the Annual Value Restricted Stock Award will vest on the last day of each fiscal quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason.
In addition, prior to March 21, 2011, we requested each current member of the Board of Directors to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2010 Annual Meeting of Stockholders. For any new director we requested that he or she hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election. After March 21, 2011, we request each current member of the Board of Directors, who was elected prior to the 2010 Annual Meeting of Stockholders, to hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2011 Annual Meeting of Stockholders. For any new director elected after the 2010 Annual Meeting of Stockholders we will request that he or she hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election.
In fiscal year ended November 30, 2011, Matthew Miau received the standard retainer, meeting attendance fees and equity compensation as other outside directors, upon approval of the Nominating and Corporate Governance Committee. Also, as a non-executive employee, Mr. Miau received other employee benefits, such as medical, dental and life insurance. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.
Compensation Committee Interlocks and Insider Participation
Fred Breidenbach (Chairman), James Van Horne, Duane Zitzner and Andrea Zulberti served as members of the Compensation Committee for fiscal year ended November 30, 2011. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related party transactions with any of the members of the Compensation Committee. In addition, our Board of Directors has determined that Messrs. Breidenbach, Van Horne, and Zitzner and Ms. Zulberti have no material relationship with us and that each of these directors is an independent director. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview
We have a business relationship with MiTAC International Corporation (MiTAC International) a publicly-traded company in Taiwan, that began in 1992 when it became our primary investor through its affiliates. As of February 8, 2012, MiTAC International and its affiliates beneficially owned approximately 27.5% of our common stock. In addition, Matthew Miau, the Chairman Emeritus our Board of Directors, is the Chairman of MiTAC International and a director or officer of MiTAC International’s affiliates. As a result, MiTAC International generally has significant influence over us and over the outcome of all matters submitted to stockholders for consideration, including any of our mergers or acquisitions. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.
Until July 31, 2010, we worked with MiTAC International on OEM outsourcing and jointly marketed MiTAC International’s design and electronic manufacturing services and our contract assembly capabilities. This relationship enabled us to build relationships with MiTAC International’s customers. On July 31, 2010, MiTAC International purchased certain assets related to contract assembly business including inventory and customer contracts, primarily related to customers then being jointly served by MiTAC International and us. As part of this transaction, we provide MiTAC International certain transition services for the business for a monthly fee over a period of twelve months. The sales agreement also included earn-out and profit sharing provisions, which were based on operating performance metrics achieved over twelve to eighteen months from the closing date for the defined customers included in this transaction. During the fiscal year ended November 30, 2011, we recorded $6.7 million in service fees earned, reimbursements for facilities and overhead costs and the fully achieved earn-out condition. During the fiscal year ended November 30, 2010, we received $2.0 million in service fees earned and reimbursements for facilities and overhead costs.
We purchased inventories, including notebook computers, motherboards and other peripherals, from MiTAC International and its affiliates totaling $5.2 million, $157.1 million and $312.4 million during fiscal years 2011, 2010 and 2009, respectively. Our sales to MiTAC International and its affiliates during fiscal years 2011, 2010, and 2009 totaled $4.2 million, $5.6 million and $2.8 million, respectively. Most of the purchases and sales in 2011 were pursuant to the agreements mentioned under the heading ‘Agreements with MiTAC International’ below. Most of the purchases and sales in 2010 and 2009 were pursuant to our Master Supply Agreement with MiTAC International and Sun Microsystems, formerly one of our contract assembly customers. In fiscal year 2010, Oracle Corporation acquired Sun Microsystems and all of our contract assembly services to Oracle Corporation were covered by this Master Supply Agreement and, in July 2010, the Master Supply Agreement was transferred to MiTAC International as part of the asset sale.
Our business relationship with MiTAC International had been informal and was not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.
During the time period that we worked with MiTAC International we negotiated manufacturing, pricing and other material terms on a case-by-case basis with MiTAC International and our contract assembly customers for a given project. While MiTAC International is a related party and a controlling stockholder, we believe that the significant terms under these agreements, including pricing, would not materially differ from the terms we could have negotiated with unaffiliated third parties, and we have adopted a policy requiring that material transactions with MiTAC International or its related parties be approved by our Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors. As MiTAC International’s ownership interest in us decreases as a result of sales of our stock and additional dilution, our interest in the success of the business and operations may decrease as well.

Beneficial Ownership of our Common Stock by MiTAC International
As noted above, MiTAC International and its affiliates in the aggregate beneficially owned approximately 27.5% of our common stock as of February 8, 2012. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC International(1)	5,907,796
Synnex Technology International Corp.(2)	4,282,895
Total	10,190,691

(1)
Shares held via Silver Star Development Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 589,056 shares (of which 379,056 shares are directly held and 210,000 shares are subject to exercisable options) held by Matthew Miau.

(2)
Synnex Technology International Corp. (Synnex Technology International) is a separate entity from us and is a publicly-traded corporation in Taiwan. These shares held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC International owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 13.9% in Synnex Technology International. Neither MiTAC International nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC International and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.
We own shares of MiTAC International and one of its affiliates related to the deferred compensation plan of Robert Huang, our founder and former Chairman. As of November 30, 2011, the value of the investment was $0.6 million. Except as described herein, none of our officers or directors has an interest in MiTAC International or its affiliates.
Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC International nor Synnex Technology International is restricted from competing with us.
Agreements with MiTAC International
We have entered into several additional agreements with MiTAC International. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. We believe that the terms of each of these agreements are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2011 we paid an aggregate of approximately $5.2 million to MiTAC International, most of which was paid pursuant to the agreements described below.
Logistics Services Agreements with MiTAC Digital Corp. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement has an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.
Services Agreement with MiTAC International and Hitachi, Ltd. This agreement, dated July 2007, governs contracted configuration-to-order services, warranty services and systems services provided by MiTAC International and us to Hitachi, Ltd. and its affiliates. The agreement has an initial term of three years and will automatically renew for subsequent one year terms. Any party may terminate the agreement upon written notice provided at least 180 days prior to expiration of the then current term.
Services Agreement with MiTAC International. In June 2007, we entered into this services agreement by which we agreed to provide customer service and product support services to MiTAC International end users. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated with or without cause by either party upon 30 days prior written notice of termination to the other party.
Manufacturing Agreement with MiTAC International and Dot Hill Systems Corporation. In January 2007, we entered into this agreement by which MiTAC International and we agreed to manufacture product for Dot Hills Systems. The agreement has an initial term of two years and automatically renews for subsequent one year terms.
Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.
Logistical Distribution Agreement. In July 2004, we entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in Canada. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.
Joint Sales and Marketing Agreement with MiTAC International. In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. The agreement had an initial term of one year and automatically renews for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.
Others
On August 31, 2010, we acquired a 33.3% noncontrolling interest in SB Pacific. We are not the primary beneficiary in SB Pacific. The controlling shareholder of SB Pacific is Robert Huang, who is our founder and former Chairman. Our 33.3% investment in SB Pacific is accounted for as an equity-method investment and is included in “Other assets.” In fiscal year 2011, we invested $4.93 million in SB Pacific. The balances of the investment as of November 30, 2011 and 2010 were $5.95 million and $1.1 million, respectively. We regard SB Pacific to be a variable interest entity and as of November 30, 2011, its maximum exposure to loss was limited to its investment of $5.95 million. During fiscal years 2011 and 2010, we paid $150,000 in management fees to SB Pacific. SB Pacific owns a 30.0% noncontrolling interest in SYNNEX Infotec Japan.

Policies and Procedures for Approving Related Party Transactions
We have adopted a policy requiring material transactions relating to related party transactions to be approved by our Audit Committee, which is composed of disinterested members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of February 8, 2012, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2011 Summary Compensation Table on page 32, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 37,061,890 shares outstanding as of February 8, 2012.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 8, 2012	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	10,190,691	-	10,190,691	27.5%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	5,561,780	-	5,561,780	15.0%
Dimensional Fund Advisors LP(5) 1299 Ocean Ave Santa Monica, CA 90401	2,588,598	-	2,588,598	7.0%
Blackrock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,886,831	-	1,886,831	5.1%
Directors and Named Executive Officers:
Kevin Murai	94,825	200,734	295,559	*
Dennis Polk	43,449	83,941	127,390	*
Thomas Alsborg	28,170	75,597	103,767	*
Peter Larocque	42,039	63,725	105,764	*
Simon Y. Leung	19,762	17,875	37,637	*
Fred Breidenbach	25,782	15,000	40,782	*
Hau Lee	-	-	-	*
Matthew Miau(3)	379,056	210,000	589,056	1.6%
Gregory Quesnel	11,782	25,000	36,782	*
Dwight Steffensen	10,782	20,000	30,782	*
James Van Horne	12,615	9,000	21,615	*
Thomas Wurster	-	-	-	*
Duane Zitzner	10,782	10,000	20,782	*
Andrea Zulberti	4,782	5,050	9,832	*
All current directors and executive officers as a group (14 persons)	683,826	735,922	1,419,748	3.8%
__________
*    Amount represents less than 1% of our common stock.

(1)
We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 8, 2012 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based on information reported to the SEC on a Form 4 dated January 23, 2012 and on a Schedule 13G filed with the SEC on February14, 2012, this amount represents 5,907,796 shares held by Silver Star Developments Ltd. and 4,282,895 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Kuei Shan Hsiang, Taoyuan, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Development Ltd. is a wholly-owned subsidiary of Synnex Technology International Corp. The principal business office for Synnex Technology International Corp. and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3 Mingsheng East Road, Taipei, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of the issuer. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

(4)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February14, 2012 by FMR LLC, this amount consists of 5,560,740 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. The number of shares beneficially owned by Fidelity includes 339,945 shares resulting from the assumed conversion of $10,000,000 principal amount of 4.0% Convertible Senior Notes due 2018. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 3,501,000 shares. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 5,560,740 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,040 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 1,040 shares and sole power to vote or to direct the voting of 1,040 shares of our common stock owned by the institutional accounts managed by PGATC. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109, the principal address for PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(5)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP (Dimensional) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional does not possess investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(6)
Based solely on information reported on a Schedule 13G filed with the SEC on February 9, 2012 by Blackrock, Inc., this amounts consists of 1,886,831 shares beneficially owned by Blackrock, Inc. by virtue of holdings by the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person's interest in the shares is more than five percent of the total outstanding common shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2011, our Board of Directors determined that, consistent with the stockholders’ advisory vote in March 2011, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation. This "say on pay" proposal is provided in Proposal 3.
Objectives and Philosophy of Our Compensation Program
Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively moderate base salaries, but high variability through our Profit Sharing Plan and equity compensation. We believe that the foregoing portion should be at risk. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and annual equity grants.
We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.
We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock and other equity incentive programs.
Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.
The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution and performance. An executive with responsibility over a broader, more complex or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.
Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the performance of SYNNEX receive more long-term equity as a percentage of total compensation than non-executive employees who have less ability to influence the performance of SYNNEX. Similarly, performance related cash compensation for such executive officers as a percentage of total compensation is greater than performance related cash compensation of non-executive employees. The goal is to create a balanced culture of high performance without undue risk assumption.
Risk Assessment of Our Compensation Program
Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity,

•	compensation mix overly weighted toward annual incentives,

•	highly leveraged payout curve and uncapped payouts,

•	unreasonable goals or thresholds, and

•	steep payout cliffs at certain performance levels
that may encourage short-term business decisions to meet payout thresholds. We are satisfied that these potential pitfalls have been mitigated.
In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Profit Sharing Plan bonuses;

•	caps on performance based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our Code of Ethics and Business Conduct for Employees, Officers and Directors; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.
Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Elements of Our Compensation Program

As a result of the above assessment process, on December 1, 2011, we implemented a modified compensation program for our executive officers. The new program consists of five compensation components: (1) base salary, (2) Profit Sharing Plan bonus, (3) annual equity grants, (4) performance based, long-term equity incentives (LTI) and (5) LTI program transitional bonuses. We and our Compensation Committee believe that this new program closely ties executive compensation to business performance, and also aligns total compensation closer to the market comparatives in value and in form.
The first three elements, base salary, Profit Sharing Plan, and annual equity grants, are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Annual equity grants are generally awarded in the September-October period. Profit Sharing Plan bonuses are generally paid in the December-January period. However, all of the above elements are reviewed and determined on at least an annual basis by our Compensation Committee.
The components of our compensation program are described as follows:
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incent executive officers to achieve the Profit Sharing Plan targets and thus create a performance driven environment. Our Compensation Committee increased base salaries and decreased Profit Sharing Plan bonuses to reduce the variability of the cash compensation component and to discourage excessive risk-taking and short-term business decisions to meet payout thresholds; however, base salaries generally remain near the 25th percentile for comparable positions in our peer group and are now considered relatively moderate. In determining our peer group, we considered the following industry peer companies and market capitalization peer companies:

Electronics Distribution Peers	Broad Industry Distribution Peers	Hi-Tech Industry Market Cap Peers
Arrow Electronics, Inc.	Applied Industrial Technologies	Amkor Technology, Inc.
Avnet, Inc.	Owens & Minor	Anixter International Inc.
Ingram Micro, Inc.	PSS World Medical	Benchmark Electronics, Inc.
Insight Enterprises	United Natural Foods	Brightpoint
ScanSource, Inc.	United Stationers	Celestica, Inc.
Tech Data Corporation		Fairchild Semiconductor
Integrated Device Technology, Inc.
MKS Instruments
Multi-Fineline Electronix
Plantronics, Inc.
Plexus Corp.
Sanmina SCI
TriQuint Semiconductor Inc.
WESCO International, Inc.

Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Profit Sharing Plan. Profit Sharing Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our Profit Sharing Plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our Profit Sharing Plan are determined by our Compensation Committee based upon both qualitative and quantitative considerations. As in prior years, our Compensation Committee set reasonably difficult minimum Profit Sharing Plan hurdles and performance metrics. In addition, we amended the Profit Sharing Plan to include a compensation recoupment provision to mitigate the potential for such undue risk assumption.
For fiscal year ended November 30, 2011, bonuses to executive officers were based upon (1) the achievement of certain threshold net income per share target performance percentages, (2) the achievement of certain return on invested capital (ROIC) performance percentages, and (3) assessments of individual performance. As noted earlier, with respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. While our Compensation Committee primarily focused upon net income per share target performance metrics to measure performance with respect to the Profit Sharing Plan, our Compensation Committee monitored other quantifiable performance metrics, such as return on invested capital, to mitigate the potential for undue risk assumption. In determining the net income per share target performance metrics, we focused upon our growth, return on equity, return on invested capital, and earnings per share. The minimum threshold target performance percentage was 75% and the maximum target performance percentage was 130% for all executive officers. If the minimum threshold target performance percentages of the internally established net income per share goal were not achieved, no bonuses would be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentages were based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the difficult and challenging economic environment. Alternatively, if the maximum target performance percentages of the internally established net income per share goal were exceeded, no incremental bonuses beyond the maximum award would be paid to the executive officers.
If the applicable minimum threshold percentage was met, the actual bonus was paid based on a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for such executive officer. This amount was then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. Each of our executive officers had a minimum target under our Profit Sharing Plan of a certain percentage of his annual base salary for the 2011 fiscal year as follows:

Name	Minimum Threshold Percentage of Base Salary
Kevin Murai	168%
Peter Larocque	167%
Dennis Polk	141%
Thomas Alsborg	106%
Simon Leung	61%

There was potential for actual awards under the plan to either exceed or be less than such minimum target depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, our Compensation Committee had discretion to decrease the bonus for all executive officers. Our Compensation Committee’s discretion is exercised based upon discussions with Mr. Murai, taking into account his ability to manage and monitor the performance of the other named executive officers.
Based on comparable companies in our industries, the total cash compensation targets, including both base salary and Profit Sharing Plan bonus, excluding any recommended adjustments by our Compensation Committee, for our executive officers for comparable positions in our industry peer groups for fiscal year 2011 were as follows:

Name	Total Cash Compensation Target Percentile
Kevin Murai	Below 25th Percentile
Peter Larocque	Below 75th Percentile
Dennis Polk	Below 90th Percentile
Thomas Alsborg	Below 50th Percentile
Simon Leung	Below 25th Percentile
For fiscal year ended November 30, 2011, we achieved a net income per share of $4.08 per diluted share, which exceeded the minimum threshold and as a result our executive officers received the following bonuses:

Name	Profit Sharing Plan Bonuses
Kevin Murai	$2,146,458
Peter Larocque	$1,471,464
Dennis Polk	$1,226,220
Thomas Alsborg	$674,994
Simon Leung	$318,588
For fiscal year ending November 30, 2012, bonuses to executive officers will be based upon (1) the achievement of certain threshold net income target performance percentages, (2) the achievement of certain ROIC performance percentages, and (3) assessments of individual performance. In determining the net income target performance metrics, we focused upon our growth, return on equity, ROIC, and earnings per share (EPS). The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers. This maximum target performance percentage of 133.3% represents an increase from last year’s maximum target performance percentage of 130%. If the minimum threshold target performance percentages of the internally established net income goal is not achieved, no bonuses will be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentages are based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentages of the internally established net income per share goal are exceeded, no incremental bonuses beyond the maximum award will be paid to the executive officers.
The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target net income performance percentage actually achieved and dollar limits pre-established by our Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. The Profit Sharing Plan bonuses of our executive officers are based upon a certain percentage of his annual base salary for the 2011 fiscal year. At the 100% target performance percentage, our executive officers would receive a bonus based on the following percentage of his 2011 fiscal year base salary:

Name	Percentage of Base Salary
Kevin Murai	250%
Peter Larocque	206%
Dennis Polk	206%
Thomas Alsborg	130%
Simon Leung	101%
As noted above, the minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers. There is potential for actual awards under the Profit Sharing Plan to be less than such minimum target depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer.

In addition, our Compensation Committee has discretion to decrease the bonus for all executive officers. Our Compensation Committee’s discretion is exercised based upon discussions with Mr. Murai, taking into account his ability to manage and monitor the performance of the other named executive officers.
We believe that the fiscal year 2012 goals represent reasonably difficult hurdles to incent our executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, there is a reasonable probability of attaining this minimum threshold. The maximum hurdles, on the other hand, are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return by setting a relatively high net income goal. As noted above, in setting the maximum hurdles, the Compensation Committee considered our growth, return on equity, return on invested capital and earnings per share.
Annual Equity Grants. Long-term incentives involve annual equity grants, including restricted stock awards, restricted stock unit (RSU) grants and stock option grants. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of annual equity grants derives from stock price, which aligns executive compensation with stockholder value.
Annual equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock awards and RSU grants to executive officers for fiscal year ending November 30, 2012 can be viewed from two perspectives: our company and our executive officer. From our company’s perspective, our Compensation Committee considered the following principal elements:

•	corporate performance,

•	dilution to stockholders, and

•	related expense to our Company.
From our executive officers’ perspective, our Compensation Committee considered the following principal elements:

•	job responsibilities and past performance,

•	likely future contributions,

•	potential reward to the executive officer if the stock price appreciates in the public market,

•	management tier classification,

•	equity grants made by competitors, and

•	existing vested and unvested equity holdings.
Determination of annual equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of annual equity grants of comparable officers at comparable companies, including Arrow Electronics, Inc., Avnet, Inc., Ingram Micro Inc., Insight Enterprises, ScanSource, Inc. and Tech Data Corporation. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and EPS. Annual equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between annual equity grants of stock options and restricted stock based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards.
To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except Mr. Murai, hold an equity position in SYNNEX of the lesser of the following: (1) at least one times his annual total cash compensation or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to Mr. Murai, he is expected not to sell vested equity compensation (with the exception of shares sold or withheld by us to cover any exercise price or taxes on such compensation) until he achieves ownership of an amount of our common stock having a fair market value of at least two times the sum of his annual base salary plus target bonus as in effect from time to time or $2,000,000, whichever is less. Mr. Murai is expected to maintain this minimum level of ownership thereafter. Stock ownership for Mr. Murai’s purpose includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or unexercised stock options.
In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exercise price is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our annual equity grant process avoids the possibility of timing deviations.
Performance Based, Long-Term Equity Incentives. As an additional component of our annual equity grants, we have included LTI awards, for our executive officers, commencing in fiscal year 2012. Our LTI program, currently implemented through our 2003 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2003 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by our Compensation Committee from the list of possible financial and operational performance metrics specified in the 2003 Stock Incentive Plan.
The LTI program will be comprised of performance based RSU grants. For performance based RSU grants awarded during fiscal year ending November 30, 2012, the LTI awards to executive officers will cliff vest based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. In determining the EPS target performance metrics, we focused upon our growth, return on equity, ROIC, and EPS. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers. If the minimum threshold target performance percentages of the internally established EPS goal are not achieved, no RSUs will vest for the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentages are based on the previous year’s EPS plus a reasonable, 3-year “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentages of the internally established EPS goal are exceeded, no incremental RSU vesting beyond the maximum award will benefit the executive officers.
The actual number of RSUs, if the applicable minimum threshold percentage is met, will vest on a sliding scale of the target EPS performance percentage actually achieved and the dollar limits pre-established by our Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. The dollar value of the LTI awards of our executive officers is based upon 33.3% of his Profit Sharing Plan bonus for the 2012 fiscal year or the percentage of his annual base salary for the 2011 fiscal year. At the 100% target performance percentage of our LTI program, our executive officers would receive a bonus based on the following percentage of his fiscal year 2011 base salary:

Name	Percentage of Base Salary
Kevin Murai	83%
Peter Larocque	69%
Dennis Polk	69%
Thomas Alsborg	43%
Simon Leung	34%
The dollar value of the LTI awards is based upon 33.3% of the executive officer’s Profit Sharing Plan for the 2012 fiscal year because the LTI awards will be funded from the historical Profit Sharing Plan. This rebalancing of annual, variable compensation to 3-year, variable compensation further mitigates the potential for undue risk assumption.

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.  Accordingly, to the extent that we fail to meet our performance targets for the applicable 3-year period, then that portion of the shares underlying the LTI awards will be canceled and will not vest.
In considering the appropriate performance metric for the LTI awards for fiscal year 2012, our Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. Our Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under Financial Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718).
With respect to both our annual equity grants and the LTI program, our Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, our Compensation Committee considers factors such as the individual’s position with us, his prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. Our Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, our Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2003 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.
In general, we believe that the modified compensation program for our executive officers meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals and mitigates the potential for undue risk assumption.
LTI Program Transitional Bonuses. As noted above, the dollar value of the LTI awards is based upon 33.3% of the executive officer’s Profit Sharing Plan for the 2012 fiscal year because the LTI awards will be funded from the historical Profit Sharing Plan. As a result of the 3-year vesting period of the LTI awards, the cash compensation due to the executive officers during this transition period is reduced by 25% of the executive officer’s applicable Profit Sharing Plan bonus. In order to bridge the initial implementation of the LTI program, we will also provide a transitional bonus to each of our executive officers equal to the amount of the cash compensation decrease resulting from the implementation of the LTI program in order to make up for this shortfall. This transitional bonus will be earned based on achievement of the same metrics as the Profit Sharing Plan for the given year. In this way, the overall cash-flow effect to our executive officers and to the company will be largely the same with the new LTI program and what would occur under the previous compensation program. This transitional bonus is applicable for fiscal years 2012 and 2013 only. At the expiration of such time period in fiscal year 2014, the LTI awards are expected to vest, assuming that the applicable performance targets are achieved.
Deferred Compensation Plan. Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended (Code). Currently, none of our executive officers participate in this plan.
Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our employees.
Executive Compensation Discussion for the Named Executive Officers
President and Chief Executive Officer. Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. Mr. Murai’s annual base salary was increased to $600,000 in fiscal year 2011. This compensation change from fiscal year 2010 to fiscal year 2011 was a result of our efforts to rebalance fixed and variable compensation for our executive officers. Mr. Murai also received a bonus of $2,146,458 under our Profit Sharing Plan, a stock option grant of 73,666 shares, and a restricted stock award of 14,825 shares. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, our superior performance toward our pre-established financial goals, comparative compensation of competitor companies and his overall leadership of our company. In addition, Mr. Murai was responsible for the strategy of our company including further global expansion into India, Japan, and the United Kingdom, the introduction of new service capabilities, the successful completion of four acquisitions, and our overall performance, including year over year increases in net income from continuing operations and earnings per share from continuing operations of 29% and 25%, respectively, and growth of annual return on invested capital to 11.1%, a rate above our cost of capital. Mr. Murai was named one of 2011’s top 100 channel executives by UBM Channel's CRN and while under Mr. Murai’s leadership in fiscal year 2011, we earned notable recognition, including the Partner in Excellence Award for HP Distributor Growth for the second year in a row, three 2011 XChange XCellence awards in the categories of Best Total Solution, Most Innovative Federal Program and Most Innovative State and Local Program, customer awards with Aaron’s, CDW, and HSN, and listing as one of the “Best Places to Work in South Carolina.” Also, Mr. Murai is instrumental in the development of other executives and instills his vision of the Company across the spectrum of all employees.
President, US Distribution. Peter Larocque has served as our President, U.S. Distribution since July 2006 and previously served as Executive Vice President of Distribution from June 2001 to July 2006, and Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our U.S. distribution business. Mr. Larocque’s annual base salary was increased to $422,000 in fiscal year 2011. This compensation change from fiscal year 2010 to fiscal year 2011 was a result of our efforts to rebalance fixed and variable compensation for our executive officers. Mr. Larocque also received a bonus of $1,471,464 under our Profit Sharing Plan, a stock option grant of 23,020 shares, and a restricted stock award of 7,412 shares. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our superior performance toward our pre-established financial goals, the superior performance of his division within our company, his contribution to the overall leadership of our company and his leadership of the sales and marketing function of our company in the United States. In addition, Mr. Larocque contributed substantially to our new service offerings, such as CLOUDSolv, CONVERGESolv, PROHEALTHSolv and RENEWSolv, expansion of our product line card; leadership of several significant sales divisions, including audio-visual, consumer electronics, enterprise, integrated communications, and technology solutions; organic growth of the U.S. distribution business, including Enterprise Solutions, Healthcare Solutions, Hyve Solutions, Networking Solutions, Reseller Marketing Solutions, Technology Solutions, and Wide Format Solutions; key customer initiatives, such as collocation and design programs; expansion of the VARnex reseller community; and establishment and leadership of Share the Magic, our charitable fundraising efforts.
Chief Operating Officer. Dennis Polk is our Chief Operating Officer and has served in this capacity since July 2006. Mr. Polk is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was increased to $422,000 in fiscal year 2011. This compensation change from fiscal year 2010 to fiscal year 2011 was a result of our efforts to rebalance fixed and variable compensation for our executive officers. Mr. Polk also received a bonus of $1,226,220 under our Profit Sharing Plan, a stock option grant of 23,020 shares, and a restricted stock award of 7,412 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our superior performance toward our pre-established financial goals, his contribution to the overall leadership of our company, inclusive of our sales and profitability growth and geographic expansion in fiscal year 2011; his leadership of the operations function and efficiency of our company; his responsibility for our distribution operations; his responsibility for our support departments, including financial operations, legal, and mergers and acquisitions; and his responsibility for our China, Mexico and fee-based logistics operations.
Chief Financial Officer. Thomas Alsborg is our Chief Financial Officer. He joined us in March 2007, Mr. Alsborg’s annual base salary was increased to $288,000 in fiscal year 2011. This compensation change from fiscal year 2010 to fiscal year 2011 was a result of our efforts to rebalance fixed and variable compensation for our executive officers. Mr. Alsborg also received a bonus of $674,994 under our Profit Sharing Plan, a stock option grant of 15,211 shares, and restricted stock awards totaling 4,810 shares. Some of the primary factors affecting Mr. Alsborg’s compensation include, among other things, our superior performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the financial function of our company, his involvement in numerous analytical studies of various aspects of our business, and his active involvement in, and oversight of, investor relations. In addition, Mr. Alsborg contributed to four acquisitions in fiscal year 2011, assisted in the integration of these businesses, and also contributed significantly to the stock repurchase program.
Senior Vice President, General Counsel and Corporate Secretary. Simon Leung is our Senior Vice President, General Counsel and Corporate Secretary and has served in this capacity since May 2001. Mr. Leung joined us in November 2000 as Corporate Counsel. Mr. Leung’s annual base salary was increased to $233,000 in fiscal year 2011. This compensation change from fiscal year 2010 to fiscal year 2011 was a result of our efforts to rebalance fixed and variable compensation for our executive officers. Mr. Leung also received a bonus of $318,558 under our Profit Sharing Plan and a restricted stock award of 5,559 shares. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, our superior performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the legal and compliance functions of our company, his leadership in company-wide education of best practices and ethical standards, and his efficient discharge of corporate governance responsibilities. In addition, Mr. Leung contributed substantially to the acquisitions of e4e, Inc., Marubeni Infotec Corporation, the global email company limited, and VisionMAX Solutions Inc.; purchase of a new distribution facility in Romeoville, Illinois; management of litigation within our expectations; global treasury functions; and global compliance initiatives.
Tax Deductibility Considerations
Section 162(m) of the Code generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by our stockholders. Our Profit Sharing Plan, which was approved by our stockholders, and the proposed amendment, which is submitted for stockholder approval, are structured to permit bonus awards under that plan that are intended to qualify as performance-based compensation and maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.
Compensation Committee
The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.
Compensation Consultant and Peer Group Analysis. To assist in this process, our Compensation Committee retained the services of Compensia LLC as its compensation consultant for fiscal year 2010. Compensia reported directly to our Compensation Committee and our Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. In fiscal year 2011, our Compensation Committee retained the services of Compensia to provide updates and supplements to the 2010 report for use in fiscal year 2011. Neither SYNNEX, nor our Compensation Committee engaged any compensation consultants during fiscal year 2011, whose fees exceeded $120,000. Our Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. Compensia provided our Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable companies in our electronics distribution industry, broad distribution and of technology companies more broadly defined with market capitalizations similar to that of SYNNEX.

The following industry peer companies and market capitalization peer companies were used in our competitive benchmarking:

Electronics Distribution Peers	Broad Industry Distribution Peers	Hi-Tech Industry Market Cap Peers
Arrow Electronics, Inc.	Applied Industrial Technologies	Amkor Technology, Inc.
Avnet, Inc.	Owens & Minor	Anixter International Inc.
Ingram Micro, Inc.	PSS World Medical	Benchmark Electronics, Inc.
Insight Enterprises	United Natural Foods	Brightpoint
ScanSource, Inc.	United Stationers	Celestica, Inc.
Tech Data Corporation		Fairchild Semiconductor
Integrated Device Technology, Inc.
MKS Instruments
Multi-Fineline Electronix
Plantronics, Inc.
Plexus Corp.
Sanmina SCI
TriQuint Semiconductor Inc.
WESCO International, Inc.
In addition to talking to members of our Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. Our Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal year 2010 and used them as a basis for making changes to executive compensation for fiscal year 2011.
Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2011, our Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed our Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.
Mr. Murai also made recommendations to our Compensation Committee as to the compensation of the other named executive officers. Our Compensation Committee may accept or adjust such recommendations for these officers. However, in general, our Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by our Compensation Committee. For Mr. Murai, our Compensation Committee solely determines the compensation of the President and Chief Executive Officer based on a performance review and competitive benchmarking.
In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.
 Compensation Committee Report
The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2011.
Respectfully submitted on February 13, 2012, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach, Chairman
Mr. James Van Horne
Mr. Duane Zitzner
Ms. Andrea Zulberti

2011 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2009, 2010, and 2011 for our President and Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of November 30, 2011 whose total compensation for fiscal year ended November 30, 2011 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai President, Chief Executive Officer, and Director	2011	557,692	434,353	663,940	2,146,458	-	3,802,443
	2010	500,000	345,380	504,032	1,647,000	-	2,996,412
	2009	498,076	274,280	344,094	1,100,000	-	2,216,450
Peter Larocque President, US Distribution	2011	384,346	508,191	227,745	1,471,464	850	2,592,596
	2010	328,743	361,938	210,396	1,168,000	850	2,069,927
	2009	322,938	136,977	243,877	870,000	850	1,574,642
Dennis Polk Chief Operating Officer	2011	380,115	508,192	227,745	1,226,220	850	2,343,122
	2010	316,468	361,938	210,396	940,000	850	1,829,652
	2009	307,560	136,977	218,448	700,000	850	1,363,835
Thomas Alsborg Chief Financial Officer	2011	276,154	147,099	187,133	674,994	850	1,286,230
	2010	255,770	122,105	155,274	550,000	850	1,083,999
	2009	250,000	97,331	122,946	375,000	850	846,127
Simon Leung Senior Vice President,	2011	228,769	83,906	-	318,588	850	632,113
General Counsel and	2010	219,615	69,344	5,827	215,000	850	510,636
Corporate Secretary	2009	215,000	50,923	24,728	160,000	850	451,501
__________

(1)
Amounts listed in these columns represent the estimated fair value of stock awards and option awards recognized by us under ASC 718, disregarding estimated forfeitures, for fiscal year ended November 30, 2011, rather than amounts realized by the named individuals. See Note 4 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2011.

(2)	Represents performance bonus awards under the Profit Sharing Plan earned in fiscal year 2011, but paid in fiscal year 2012.

2011 Grants of Plan-Based Awards
The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2011 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kevin Murai	10/5/2011	-	-	-	-	73,666	26.98	10.86
	10/5/2011	-	-	-	14,825	-	-	26.98
	-	936,000	1,873,000	2,715,850	-	-	-	-
Thomas Alsborg	10/5/2011	-	-	-	-	15,211	26.98	10.86
	10/5/2011	-	-	-	4,810	-	-	26.98
	-	294,000	589,000	854,050	-	-	-	-
Dennis Polk	10/5/2011	-	-	-	-	23,020	26.98	10.86
	10/5/2011	-	-	-	7,412	-	-	26.98
	-	535,000	1,070,000	1,551,500	-	-	-	-
Peter Larocque	10/5/2011	-	-	-	-	23,020	26.98	10.86
	10/5/2011	-	-	-	7,412	-	-	26.98
	-	642,000	1,284,000	1,861,800	-	-	-	-
Simon Leung	10/5/2011	-	-	-	5,559	-	-	26.98
	-	139,000	278,000	403,100	-	-	-	-
__________

(1)
The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Profit Sharing Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2011, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Profit Sharing Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table.

(2)
The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)	These stock awards vest as to 20% of the shares on the first five anniversaries of the grant date.

(4)
Option awards listed in this column vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

Narrative to 2011 Summary Compensation Table and 2011 Grants Plan-Based Awards Table
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date with the first vesting occurring on the first anniversary of the grant date.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.
Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.
Kevin Murai. On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX. In connection with Mr. Murai’s employment with SYNNEX, Mr. Murai and our company executed an employment offer which provided for certain severance benefits. If we terminate Mr. Murai’s employment with our company after March 31, 2008 for a reason other than Cause, Disability or death, as such terms are defined in the employment offer, then Mr. Murai will receive the following severance benefits from us:
• Severance Payments. Mr. Murai will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to his annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with our normal payroll policies.
• Continued Health Benefits. Mr. Murai will receive reimbursement from us of the group health continuation coverage premiums for Mr. Murai and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Murai and his eligible dependents become covered under similar plans or (z) the date Mr. Murai no longer qualifies as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Murai is solely responsible for timely electing COBRA coverage.
The receipt of any severance benefits will be subject to Mr. Murai signing and not revoking a release of claims in a form acceptable to the company within such period of time as we may require, but not to exceed 21 days following his termination of employment. The receipt of any such severance and change of control benefits will be subject to Mr. Murai not violating the non-competition and non-solicitation covenants of the agreement.
Other than as described above, the employment agreement of Mr. Murai does not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.
Other Executive Officers. If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer is entitled to the following:

• Executive Vice Presidents are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and
• Senior Vice Presidents and the Chief Information Officer are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.
Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.
Peter Larocque and Dennis Polk are classified in the Executive Vice President and above category of officers and Thomas Alsborg and Simon Leung are classified in the Senior Vice President and above category of officers. For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.
For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control
The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming a change of control on, and/or their employment was terminated on November 30, 2011:

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Kevin Murai	Salary	600,000	600,000
	Bonus	1,873,000	1,873,000
	Option acceleration	-	-
	Benefits continuation	5,085	5,085
	Total value	2,478,085	2,478,085
Thomas Alsborg	Salary	-	698,952
	Bonus	-	-
	Option acceleration	-	-
	Benefits continuation	-	17,349
	Total value	-	716,301
Dennis Polk	Salary	-	2,096,197
	Bonus	-	-
	Option acceleration	-	-
	Benefits continuation	-	34,697
	Total value	-	2,130,894
Peter Larocque	Salary	-	3,322,837
	Bonus	-	-
	Option acceleration	-	-
	Benefits continuation	-	29,628
	Total value	-	3,352,465
Simon Leung	Salary	-	482,768
	Bonus	-	-
	Option acceleration	-	-
	Benefits continuation	-	17,349
	Total value	-	500,117

2011 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Kevin Murai	107,500	42,500	19.41	10/3/2018	-	-
	31,000	29,000	30.96	9/29/2019	-	-
	25,000	35,000	29.20	4/1/2020	-	-
	-	73,666	26.98	10/5/2021	-	-
	-	-	-	-	20,000	587,000
	-	-	-	-	9,000	264,150
	-	-	-	-	12,000	352,200
	-	-	-	-	14,825	435,114
Thomas Alsborg	46,667	3,333	21.24	3/30/2017	-	-
	5,750	1,750	21.52	1/18/2018	-	-
	5,550	3,450	19.41	10/3/2018	-	-
	5,200	6,800	30.96	9/29/2019	-	-
	2,891	10,454	27.87	10/7/2020	-	-
	-	15,211	26.98	10/5/2021
	-	-	-	-	3,333	97,824
	-	-	-	-	1,000	29,350
	-	-	-	-	1,200	35,220
	-	-	-	-	2,400	70,440
	-	-	-	-	3,559	104,457
	-	-	-	-	4,810	141,174
Dennis Polk	8,699	-	17.17	9/20/2015	-	-
	25,000	-	23.13	10/18/2016	-	-
	20,417	4,583	20.40	10/2/2017	-	-
	15,417	9,583	19.41	10/3/2018	-	-
	7,583	9,917	30.96	9/29/2019	-	-
	4,252	15,371	27.87	10/7/2020	-	-
	-	23,020	26.98	10/5/2021	-	-
	-	-	-	-	1,666	48,897
	-	-	-	-	3,400	99,790
	-	-	-	-	3,900	114,465
	-	-	-	-	5,740	168,469
	-	-	-	-	50,000(2)	1,467,500
	-	-	-	-	7,412	217,542
Peter Larocque	25,000	-	23.13	10/18/2016	-	-
	11,150	4,583	20.40	10/2/2017	-	-
	4,167	9,583	19.41	10/3/2018	-	-
	7,583	9,917	30.96	9/29/2019	-	-
	4,252	15,371	27.87	10/7/2020	-	-
	-	23,020	26.98	10/5/2021	-	-
	-	-	-	-	1,666	48,897
	-	-	-	-	3,400	99,790
	-	-	-	-	3,900	114,465
	-	-	-	-	5,740	168,469
	-	-	-	-	50,000(2)	1,467,500
	-	-	-	-	7,412	217,542
Simon Leung	12,875	-	16.10	9/27/2014	-	-
	5,000	-	17.17	9/20/2015	-	-
	-	-	-	-	600	17,610
	-	-	-	-	1,600	46,960
	-	-	-	-	1,800	52,830
	-	-	-	-	2,872	84,293
	-	-	-	-	5,559	163,157

(1)    All stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date and all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.
(2)    These restricted stock units (RSUs) will vest in full on the fifth anniversary of April 29, 2010 (Original Grant Date). A portion of the RSUs will vest upon the fourth and fifth anniversary of the Original Grant Date provided that the officer remains in continuous employment by SYNNEX through the vesting date. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the Original Grant Date provided, that (i) the officer remains in continuous employment by SYNNEX through the vesting date and (ii)(A) on the fourth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% compound annual growth rate (CAGR) in earnings before interest and taxes (EBIT) from continuing operations in fiscal years ending November 30, 2011 through 2013, and (B) on the fifth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% CAGR in EBIT from continuing operations in fiscal years ending November 30, 2011 through 2014. In the event of an officer’s death prior to the fifth anniversary of the Original Grant Date, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.
2011 Option Exercises and Stock Vested Table
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	-	-	16,000	521,100
Thomas Alsborg	-	-	6,123	186,452
Dennis Polk	33,000	484,745	7,767	205,683
Peter Larocque	10,267	141,385	7,767	205,683
Simon Leung	7,683	157,676	3,319	87,919

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.
Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.
Nonqualified Defined Contribution Plans
As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE EXECUTIVE PROFIT SHARING PLAN

In January 2012, our Compensation Committee approved an amendment to our Executive Profit Sharing Plan (Profit Sharing Plan), subject to the approval of our stockholders at the Annual Meeting. The following summary of the principal features of the Profit Sharing Plan is qualified by reference to the terms of the Profit Sharing Plan, as amended, a copy of which is available without charge upon stockholder request to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The amendment to our Profit Sharing Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s web site at http://www.sec.gov.
Description of Amendment
 The amendment to the Profit Sharing Plan approved by our Compensation Committee and submitted for stockholder approval consists of an increase in the maximum award a participant can receive under the Profit Sharing Plan in any fiscal year from $3 million to $3.5 million.
All other material terms of the Profit Sharing Plan remain unchanged. If approved by the stockholders at the Annual Meeting, the amendment will be effective with respect to 2012 bonus awards and thereafter.
 General
 The Profit Sharing Plan was initially adopted by our Compensation Committee in January 2009 and first approved by our stockholders in March 2009, and last amended by our Compensation Committee in January 2012, subject to stockholder approval.
Description of Profit Sharing Plan
 The Profit Sharing Plan is designed to qualify as “performance-based” compensation under Section 162(m) of the Code, which requires that the program be subject to stockholder approval. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in our Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in the taxable year. However, if we pay compensation that is “performance-based” under Section 162(m), we are generally entitled to a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.
Eligibility
Participation in the Profit Sharing Plan is limited to those officers deemed by your Board of Directors to be executive officers under Section 16(b) of the Securities Exchange Act of 1934.
Target bonuses and performance goals
During the first ninety days of each fiscal year, our Compensation Committee will establish in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under the Profit Sharing Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee.

Awards will be payable following the completion of the fiscal year upon certification by our Compensation Committee that we achieved the specified performance goals established for the participant. However, even if we attain the specified performance goals, the Compensation Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to the participant. In no event may a participant receive an award of more than $3.5 million (including the increase subject to stockholder approval at the Annual Meeting) under the Profit Sharing Plan for any fiscal year. Payment of earned awards will be made in cash within two and one-half months after the end of the fiscal year.
 Fiscal Year 2012 Bonuses
For fiscal year 2012, bonuses to executive officers will be based upon the achievement of certain threshold net income target performance percentages with adjustments based upon achievement of certain return on invested capital performance. Both the threshold net income per share target and the threshold target performance percentages for fiscal year 2012 were increased from fiscal year 2011. A second performance metric based upon achievement of certain return on invested capital performance was also added to mitigate the potential for undue risk assumption. Executive officers will not be eligible for bonuses unless we meet or exceed these threshold target performance percentages of the internally established net income per share goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target net income per share performance percentage actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with the company’s performance as measured by the return on invested capital performance metric. In addition, our President and Chief Executive Officer has the discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m). The following table sets forth the bonuses that would have been paid to our named executive officers in fiscal year 2011 if the fiscal year 2012 performance metrics were in effect for fiscal year 2011.

New Plan Benefits

2012 Profit Sharing Plan for Section 16(b) Officers

Name and Position	Dollar Value ($)
Kevin Murai President and Chief Executive Officer	1,550,000
Peter Larocque President, US Distribution	899,000
Dennis Polk Chief Operating Officer	899,000
Thomas Alsborg Chief Financial Officer	387,500
Simon Leung Senior Vice President, General Counsel and Corporate Secretary	242,833
Executive Group	3,978,333
Non-Executive Director Group	-

Fiscal Year 2011 Bonuses
As mentioned above, under the Profit Sharing Plan, executive officers would not have been eligible for bonuses unless we met or exceeded certain threshold target performance percentages of an internally established net income per share goal. As disclosed in our Compensation Discussion and Analysis, threshold target performance percentages for all executive officers were 75%. The maximum bonus for each of our executive officers was based on achieving 130% of our threshold target performance. Except for the initial 75% threshold target performance percentage for the executive officers, the threshold target performance percentages and corresponding bonuses were paid based upon a sliding scale, rather than as cliffs, up to 130%.

Bonuses under the Profit Sharing Plan will be determined based on actual performance, so future actual awards, if any, cannot now be determined. The bonuses paid for fiscal year 2011 under our Profit Sharing Plan to our named executive officers are set forth in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table contained elsewhere in this Proxy Statement.
Administration

The Profit Sharing Plan is administered by our Compensation Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.
Amendment and Termination of the Profit Sharing Plan

The Profit Sharing Plan may be amended from time to time, in whole or in part, by our Compensation Committee, but no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.
Required Vote

Approval of the amendment to the Profit Sharing Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment to our Profit Sharing Plan.
Your Board of Directors recommends a vote FOR the approval of the amendment to our Profit Sharing Plan for Section 16(b) Officers.

PROPOSAL 3

ADVISORY VOTE TO APPOVE OUR EXECUTIVE COMPENSATION

General
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this proxy statement, which is often referred to as a "say on pay" proposal. Consistent with the stockholders’ advisory vote on the frequency of holding an advisory vote on SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.
As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for the Company and its stockholders.
We are asking that our stockholders indicate their support of our executive compensation as described in this proxy statement. While this advisory vote on executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Communications with the Board of Directors” in this proxy statement for additional information.
At the Annual Meeting we will ask our stockholders to approve the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other compensation related tables and disclosure.”
Required Vote
 Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

Your Board of Directors recommends a vote “FOR” the approval of our executive compensation as described in this proxy statement.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Your Board of Directors has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and its stockholders.
PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended November 30, 2009, 2010 and 2011. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.
As previously reported on a current report on Form 8-K, filed with the SEC on February 15, 2012, effective February 9, 2012, the Audit Committee terminated PricewaterhouseCoopers LLP, and approved the selection of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending November 30, 2012.
PricewaterhouseCoopers LLP's reports on our consolidated financial statements as of and for the fiscal years ended November 30, 2010 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended November 30, 2011 and 2010 and the subsequent period through February 9, 2012, we did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.
We provided PricewaterhouseCoopers LLP with a copy of our current report on Form 8-K prior to its filing with the SEC and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of the letter from PricewaterhouseCoopers LLP, dated February 13, 2012, is attached as Exhibit 16.1 to the current report on Form 8-K.
During the fiscal years ended November 30, 2011 and 2010 and the subsequent period through February 9, 2012, we did not consult with KPMG, nor did anyone acting on our behalf, regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Audit and Non-Audit Fees
For fiscal years ended November 30, 2011 and 2010, KPMG LLP billed us Audit Related Fees of $40,525 and $0, respectively, for services rendered as the statutory auditor for one of our foreign subsidiaries. In addition, for fiscal years ended November 30, 2011 and 2010, KPMG LLP billed us fees of $85,300 and $0, respectively, for valuation services.  KPMG LLP will no longer provide these valuation services and has provided no such services subsequent to November 30, 2011.  KMPG LLP did not bill us for any Audit Fees or Tax Fees for either fiscal years ended November 30, 2011 or 2010.

The following table presents the aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the fiscal years ended November 30, 2011 and 2010:

Services Provided	2011	2010
Audit	$3,357,020	$2,518,519
Audit Related	15,000	159,337
Tax	121,697	45,375
All Other	3,000	1,500
Total	$3,496,717	$2,724,731

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2011 and 2010, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings. The aggregate fees for the fiscal year ended November 30, 2010 also included fees in connection with professional services rendered for the issuance of convertible senior notes and assistance in responding to comment letters from the SEC.
Audit Related Fees. The aggregate fees billed for the fiscal years ended November 30, 2011 and November 30, 2010 were for professional services rendered relating to due diligence for mergers and acquisitions.
Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2011 and 2010 were for professional services rendered relating to consulting services for state tax audit and related services.
All Other Fees. All other fees billed for the fiscal years ended November 30, 2011 and 2010 were for an online accounting research tool subscription.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with SEC rules and regulations.
Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Required Vote
Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by your Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from SYNNEX and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.
The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2011, for filing with the SEC.
Respectfully submitted on February 13, 2012, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman
Mr. James Van Horne
Ms. Andrea Zulberti

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 26, 2012. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting of Stockholders will be ineligible for presentation at the 2013 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.
The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2011 with the exception of late filings by Matthew Miau on January 7, 2011 and April 1, 2011.

OTHER MATTERS
Your Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.
By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary
Fremont, California
February 23, 2012
SYNNEX’ 2011 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 8, 2012, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

PROXY

SYNNEX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — MARCH 20, 2012

The undersigned hereby constitutes and appoints Kevin Murai, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

	FOR	WITHHOLD
01 – Dwight Steffensen	☐	☐
02 – Kevin Murai	☐	☐
03 – Fred Breidenbach	☐	☐
04 – Hau Lee	☐	☐
05 – Matthew Miau	☐	☐
06 – Dennis Polk	☐	☐
07 – Gregory Quesnel	☐	☐
08 – James Van Horne	☐	☐
09 – Thomas Wurster	☐	☐
10 – Duane Zitzner	☐	☐
11 – Andrea Zulberti	☐	☐

	FOR	AGAINST	ABSTAIN
2. An amendment to our Executive Profit Sharing Plan.	☐	☐	☐
3. An advisory vote to approve our Executive Compensation.	☐	☐	☐
4. Ratification of the appointment of KPMG LLP as the independent registered public accountants.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles.

____
Signature of Stockholder Date

____
Signature of Stockholder Date

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.proxyease.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.